Exhibit 10.1

December 22, 2021

Karla Lunan

3860 Paradise Avenue North

Stillwater, MN 55082

Dear Karla:

We are delighted to offer you a new position at Tile Shop Holdings, Inc. (the "Company"). This letter serves as an employment agreement to confirm the new terms of your employment:

Position:	Chief Financial Officer

Start Date:	January 3, 2022

Status:	Full Time, Regular

Reporting to:	You will report to the President & Chief Executive Officer, who will direct your day-to-day responsibilities, and you will work closely with other senior officers of the Company.

Base Salary:	Base salary (annualized) of $280,000, paid in accordance with the Company's normal payroll procedures.

You should note that the Company may modify salaries and benefits from time to time as its Board of Directors or the Compensation Committee thereof deems necessary or appropriate, and all forms of compensation referred to in this agreement are subject to applicable withholding and payroll taxes.

Cash Incentive	Your annual cash incentive compensation opportunity will be between 0% and

Compensation:	80% of your base salary, with a target of 50%, and receipt of such cash incentive compensation will be based on achieving Company-wide goals and personal goals and objectives, pro-rated for any partial year during which you are employed by the Company.

Benefits:	You will be eligible to receive the Company's standard benefit package for employees of your level.

Equity Awards:	Subject to approval by the Company’s Board of Directors, you will be granted equity awards with an aggregate value of $200,000, which may include time vesting and performance vesting restricted shares. The number of shares awarded will be determined based on the 30-day average closing price of the Company’s stock leading up to the date of grant. The terms of the awards will be set forth in further detail in the grant agreements which will be made pursuant to the Company’s 2021 Omnibus Award Plan (the “Plan”).

CORPORATE OFFICES | 14000 CARLSON PARKWAY | PLYMOUTH MN 55441

Vacation:	The most favorable of (i) 3 weeks or (ii) the then-current Company vacation policy applicable to you.

Change of Control:	(A)	In the event of a Change of Control (as defined in the Plan) of the Company, if (1) you are not offered employment or continued employment by the Successor Entity (as defined in the Plan) upon consummation of such Change of Control, or (2) prior to the first anniversary of such Change of Control, (a) you are discharged by the Successor Entity other than for Cause (as defined in the Plan) or (b) you resign from employment with the Successor Entity as a result of a Constructive Termination (as defined below), all of your unvested stock options will vest and become exercisable immediately prior to such Change of Control or cessation of employment, as applicable.

(B)	"Constructive Termination" will occur if you resign from your employment with the Successor Entity within 30 days following (1) a material reduction in your annual base salary or job responsibility or (2) the relocation of your principal office location to a facility or location located more than 50 miles from your principal office location on the date of the Change of Control.

Severance:	(A)	If you are terminated without Severance Cause (as defined below) or resign for Good Reason (as defined below), you will be entitled to receive an amount equal to (1) your then-current base salary for a six-month period commencing with the effective date of your termination of employment with the Company (the "Severance Period") and (2) an amount equal to six times the monthly amount that the Company paid for your participation in the Company's health insurance plan during the month immediately preceding your termination date. The foregoing amounts will be payable pro rata over the Severance Period in accordance with the Company's normal payroll practices; provided, however, that the Company will not make any severance payments unless and until (a) you execute and deliver to the Company a general release in the form of Exhibit B hereto (the "Release"), (b) such Release is executed and delivered to the Company within 21 days after your termination date and (c) all time periods for revoking the Release have lapsed. If you are terminated during the month of December of any calendar year and are owed severance hereunder, no severance payments will be made prior to January 1st of the next calendar year and any amount that would have otherwise been payable to you in December of the preceding calendar year will be paid to you on the first date in January on which you would otherwise be entitled to any payment. Following your termination date, all benefits offered by the Company, including health insurance benefits, will cease. From and after such date, you may elect to continue your participation in the Company's health insurance benefits at your expense pursuant to COBRA by notifying the Company in the time specified in the COBRA notice you will be provided and paying the monthly premium yourself. Notwithstanding the above, if you are a "specified employee " within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), then any amounts payable to you during the first six months and one day following the date of termination that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code (as determined by the Company in its sole discretion) will not be paid to you until the date that is six months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

CORPORATE OFFICES | 14000 CARLSON PARKWAY | PLYMOUTH MN 55441

(B)	"Severance Cause" means (1) willful misconduct in connection with your employment or willful failure to perform your responsibilities in the best interests of the Company, as determined by the Company' s Board of Directors; (2) conviction of, or plea of nolo contendre or guilty to, a felony other than an act involving a traffic related infraction; (3) any act of fraud, theft, embezzlement or other material dishonesty by you that harmed the Company; (4) intentional violation of a federal or state law or regulation applicable to the Company's business, which violation was or is reasonably likely to be injurious to the Company; or (5) repeated failure to perform your duties and obligations of your position with the Company, which failure is not cured within 30 days after notice of such failure from the Company' s Board of Directors to you.

(C)	"Good Reason" for your resignation will exist if you resign from your employment with the Company as a result of (1) a material reduction in your annual base salary or job responsibility or (2) the relocation of your principal office location to a facility or location located more than 50 miles from your current principal office location.

Please understand that your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to resign at any time, for any reason or for no reason, with or without notice. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

Like all Company employees of your level, you will be required, as a condition of your employment with the Company, to sign the Company's Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement, a copy of which is attached hereto as Exhibit A (the "Non-Competition and Non-Disclosure Agreement").

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

CORPORATE OFFICES | 14000 CARLSON PARKWAY | PLYMOUTH MN 55441

To indicate your acceptance of our offer, please sign and date the attached Acceptance and Acknowledgement. This agreement, along with the Company's Non-Competition and Non-Disclosure Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This agreement may not be modified or amended except by a written agreement, signed by an executive officer of the Company and by you.

Karla, we are looking forward to your new role with the Company and expect your direct contributions to have a significant positive impact on the organization.

Sincerely,

TILE SHOP HOLDINGS, INC.

By:	/s/ Cabell Lolmaugh
Name:	Cabell Lolmaugh
Title:	Chief Executive Officer

CORPORATE OFFICES | 14000 CARLSON PARKWAY | PLYMOUTH MN 55441

ACCEPTANCE AND ACKNOWLEDGMENT

I accept the offer of employment from the Company as Chief Financial Officer as set forth in the employment agreement effective as of January 3, 2022. I understand and acknowledge that my employment with the Company is for no particular duration and is at-will, meaning that I, or the Company, may terminate the employment relationship at any time, with or without cause and with or without prior notice.

I understand and agree that the terms and conditions set forth in the employment agreement represent the entire agreement between the Company and me superseding all prior negotiations and agreements, whether written or oral. I understand that the terms and conditions described in the employment agreement, along with the Company's Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement are the terms and conditions of my employment. No one other than an executive officer of the Company is authorized to sign any employment or other agreement that modifies the terms of the employment agreement and the Company's Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement, and any such modification must be in writing and signed by such individual. I understand that the Company may modify salary and benefits as well as other plans and programs from time to time as its Board of Directors or the Compensation Committee thereof deems necessary or appropriate.

Signature:	/s/ Karla Lunan
Name:	Karla Lunan
Date:	December 22, 2021

CORPORATE OFFICES | 14000 CARLSON PARKWAY | PLYMOUTH MN 55441

EXHIBIT A

TILE SHOP HOLDINGS, INC.

NONDISCLOSURE, CONFIDENTIALITY, ASSIGNMENT AND NONCOMPETITION AGREEMENT

THIS NONDISCLOSURE, CONFIDENTIALITY, ASSIGNMENT AND NONCOMPETITION AGREEMENT (this "Agreement") is made this 22nd day of December, 2021, by and between Tile Shop Holdings, Inc., a Delaware corporation (collectively with any predecessors, successors, and assignees, the "Company"), and Karla Lunan (“I” or " me"), to be effective on January 3, 2022.

In consideration of my engagement or continued engagement as an officer, employee, director, advisor, partner, independent contractor or consultant of the Company (an "Associate"), and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree as follows:

1.            DEFINITIONS.

1.1.            "Affiliate" means any direct or indirect subsidiary of the Company.

1.2.            "Confidential Information" means any and all confidential and/or proprietary knowledge, data or information concerning the business, business relationships and financial affairs of the Company or its Affiliates whether or not in writing and whether or not labeled or identified as confidential or proprietary. By way of illustration, but not limitation, Confidential Information includes (a) Inventions and (b) research and development activities of the Company or its Affiliates, services and marketing plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, customer and supplier information and information disclosed to the Company or its Affiliates or to me by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including without limitation, patent applications, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data and other documents and records of the Company or its Affiliates. Notwithstanding the foregoing, nothing in this Agreement is intended to or will be used in any way to prevent disclosure of Confidential Information in accordance with the immunity provisions set forth in the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), meaning the disclosure is (1) in confidence to a government official or attorney solely for the purpose of reporting or investigating a suspected legal violation; or (2) under seal in connection with a lawsuit or other proceeding (including an anti-retaliation lawsuit) .

1.3.            "Inventions" means all ideas, concepts, discoveries, inventions, developments, improvements, formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, clinical data, original works of authorship, software programs, software and systems documentation, trade secrets, technical data, or licenses to use (whether or not patentable or registrable under copyright or similar statutes), that are or were made, conceived, devised, invented, developed or reduced to practice or tangible medium by me, either alone or jointly with others (a) during any period that I am an Associate of the Company, whether or not during normal working hours or on the premises of the Company, that relate, directly or indirectly, to the business of the Company or its Affiliates, (b) at the request of or for the benefit of the Company during any period prior to my engagement as an Associate of the Company that relate, directly or indirectly, to the business of the Company or its Affiliates, or (c) that arise out of, or are incidental to, my engagement as an Associate of the Company.

1.4.            "Prior Inventions" means any inventions made, conceived, devised, invented, developed or first reduced to practice by me, under my direction or jointly with others prior to the date of this Agreement and that do not constitute Inventions within the meaning of Section 1.3 above. Prior Inventions also means an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on my own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the me for the Company.

1.5.            "Third Party Information" means any confidential or proprietary information received by the Company or its Affiliates from third parties.

2.            CONFIDENTIALITY.

2.1.            Recognition of the Company's Rights. I understand that the Company continually obtains and develops valuable Confidential Information that may or has become known to me in connection with my engagement as an Associate of the Company. I acknowledge that all Confidential Information is and will remain the exclusive property of the Company or the third party providing such Confidential Information to myself, the Company, or the Company's Affiliates.

2.2.            Nondisclosure of Confidential Information. I agree that during the term of my engagement as an Associate of the Company and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, publish or otherwise make available to any third party (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company), any Confidential Information of the Company, except as such disclosure, use or publication may be required in connection with my work for the Company, or as expressly authorized in writing by an executive officer of the Company. I agree that I will use such Confidential Information only in the performance of my duties for the Company and in accordance with any Company policies with respect to the protection of Confidential Information. I agree not to use such Confidential Information for my own benefit or for the benefit of any other person or business entity.

2.3.            Third Party Information. In addition, I understand that the Company has received and, in the future, will receive Third Party Information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my engagement as an Associate of the Company and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with the performance of their duties for the Company) or use any Third Party Information, except as such disclosure or use may be required in connection with the performance of my duties for the Company, or as expressly authorized in writing by an executive officer of the Company.

2.4.            Exceptions. My obligations under Sections 2.2 and 2.3 hereof will not apply to the extent that certain Confidential Information (a) is or becomes generally known within the Company's industry through no fault of mine; (b) was known to me at the time it was disclosed as evidenced by my written records at the time of disclosure; (c) is lawfully and in good faith made available to me by a third party who did not derive it from the Company or the Company' s Affiliates and who imposes no obligation of confidence to me, the Company, or the Company's Affiliates; or (d) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the Company.

2.5.            Protection and Return of Confidential Information. I agree to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in my possession and not to remove any materials containing Confidential Information from the premises of the Company, except to the extent necessary in the performance of my duties for the Company or unless expressly authorized in writing by an executive officer of the Company. Upon the termination of my engagement as an Associate of the Company, or at any time upon the Company's request, I will return immediately to the Company any and all notes, memoranda, specifications, devices, formulas and documents, together with copies thereof, and any other material containing or disclosing any Confidential Information of the Company or Third Party Information then in my possession or under my control.

3.            ASSIGNMENT OF INVENTIONS.

3.1.            Ownership of Inventions. I acknowledge that all Inventions already existing at the date of this Agreement or that arise after the date of this Agreement, belong to and are the absolute property of the Company and will not be used by me for any purpose other than carrying out my duties as an Associate of the Company.

3.2.            Assignment of Inventions; Enforcement of Rights. Subject to Section 3.6, I hereby assign and agree to assign in the future to the Company all of my right, title and interest to any and all Inventions and any and all related patent rights, copyrights and applications and registrations therefore. I also agree to assign all my right, title and interest in and to any particular Inventions to a third party as directed by the Company. During and after my engagement as an Associate of the Company, I will cooperate with the Company, at the Company's expense, in obtaining proprietary protection for the Inventions and I will execute all documents that the Company reasonably requests in order to perfect the Company's rights in the Inventions. I hereby appoint the Company my attorney to execute and deliver any such documents on my behalf in the event I should fail or refuse to do so within a reasonable period following the Company's request. I understand that, to the extent this Agreement is construed in accordance with the laws of any country or state that limits the assignability to the Company of certain inventions, this Agreement will be interpreted not to apply to any such invention that a court rules or the Company agrees is subject to such limitation.

3.3.            Works for Hire. I acknowledge that all original works of authorship made by me (solely or jointly with others) within the scope of my engagement as an Associate of the Company or any prior engagement by the Company, that are protectable by copyright are intended to be "works made for hire", as that term is defined in Section 101 of the United States Copyright Act of 1976 (the "Act"), and will be the property of the Company and the Company will be the sole author within the meaning of the Act. If the copyright to any such copyrightable work is not the property of the Company by operation of law, I will, without further consideration, assign to the Company all of my right, title and interest in such copyrightable work and will cooperate with the Company and its designees, at the Company's expense, to secure, maintain and defend for the Company's benefit copyrights and any extensions and renewals thereof on any and all such work. I hereby waive all claims to moral rights in any Inventions.

3.4.            Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Inventions made by me during the period of my engagement as an Associate of the Company or any prior engagement by the Company, which records will be available to and remain the sole property of the Company at all times.

3.5.            Obligation to Keep Company Informed. During the period of my engagement as an Associate of the Company, and for six months after termination of my engagement as an Associate of the Company, I agree to promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within one year after termination of my engagement as an Associate of the Company.

3.6.            Prior Inventions. I further represent that the attached Schedule A contains a complete list of all Prior Inventions. I agree to update and/or amend Schedule A during my employment as may be necessary and to promptly notify the Company of the same. Such Prior Inventions are considered to be my property or the property of third parties and are not assigned to the Company hereunder. If there is no such Schedule A attached hereto, I represent that there are no such Prior Inventions. If I am claiming any Prior Inventions on Schedule A, I agree that, if in the course of my engagement as an Associate of the Company or any prior engagement by the Company, I incorporate any Prior Invention into a Company product, process or machine, the Company will automatically be granted and will have a non-exclusive, royalty-free, irrevocable, transferable, perpetual, world-wide license (with rights to sublicense) to make, have made, modify, use and sell such Prior Invention as part of, or in connection with, such product, process or machine. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company' s prior written consent.

4.            OTHER AGREEMENTS.

4.1.            No Conflicting Obligations. I hereby represent to the Company that, except as identified on Schedule B, I am not bound by any agreement or any other previous or existing business relationship that conflicts with or prevents the full performance of my duties and obligations to the Company (including my duties and obligations under this or any other agreement with the Company) during my engagement as an Associate of the Company. I agree I will not enter into any agreement, either written or oral, that conflicts with this Agreement.

4.2.            No Improper Use of Information of Prior Employers or Others. I understand that the Company does not desire to acquire from me any trade secrets, know-how or confidential business information I may have acquired from others. Therefore, I agree during my engagement as an Associate of the Company, I will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or any other person or entity with whom I have an agreement or to whom I owe a duty to keep such information in confidence. Those persons or entities with whom I have such agreements or to whom I owe such a duty are identified on Schedule B.

5.            NON-COMPETITION. I agree that while I am engaged as an Associate of the Company and for a period of one year after termination or cessation of such engagement for any reason, I will not, without the Company's prior written consent, directly or indirectly, as a principal, employee, consultant, partner, or stockholder of, or in any other capacity with, any business enterprise (other than in my capacity as a holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company) (a) engage in direct or indirect competition with the Company or its Affiliates, (b) conduct a business of the type or character engaged in by the Company or its Affiliates at the time of termination or cessation of my engagement as an Associate of the Company, or (c) develop products or services competitive with those of the Company or its Affiliates.

6.            GENERAL NON-SOLICITATION. I agree that while I am engaged as an Associate of the Company and for a period of one year after termination or cessation of such engagement for any reason, I will not solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or its Affiliates that were contacted, solicited or served by me while I was engaged as an Associate of the Company or any Affiliate.

7.            NON-SOLICITATION OF EMPLOYEES AND CONSULTANTS. I agree that while I am engaged as an Associate of the Company and for a period of one year after termination or cessation of such engagement for any reason, I will not directly or indirectly hire, recruit, or solicit any employee, independent contractor or consultant of the Company or its Affiliates, or induce or attempt to induce any employee independent contractor or consultant of the Company or its Affiliates to discontinue his or her relationship with the Company or its Affiliates.

8.            NOTICE OF SUBSEQUENT EMPLOYMENT OR ENGAGEMENT. I will, for a period of one year after the termination or cessation of my engagement as an Associate of the Company, notify the Company of any change of address, and of any subsequent employment or engagement (stating the name and address of the employer and the nature of the position) or any other business activity.

9.            GENERAL.

9.1.            Assignment; Successors and Assigns. This Agreement may not be assigned by either party except that the Company may assign this Agreement to any Affiliate or in connection with the merger, consolidation or sale of all or substantially all of its business or assets. This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and other legal representatives and, to the extent that any assignment hereof is permitted hereunder, their assignees.

9.2.            Entire Agreement. The obligations pursuant to Sections 2 and J of this Agreement will apply to any time during which I was previously engaged as an Associate of the Company, or am in the future engaged as an Associate of the Company or any Affiliate if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement.

9.3.            Severability. In the event that any one or more of the provisions contained herein is, for any reason, held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

9.4.            Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any occasion if effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

9.5.            Employment. I understand that this Agreement does not constitute a contract of employment or create an obligation on the part of the Company to continue my employment (if any) with the Company. I understand that my employment (if any) is "at will" and that my obligations under this Agreement will not be affected by any change in my position, title or function with, or compensation, by the Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

9.6.            Legal and Equitable Remedies. I acknowledge that (a) the business of the Company and its Affiliates is global in scope and its services may be marketed and sold throughout the world; (b) the Company and its Affiliates compete with other businesses that are or could be located in any part of the world; (c) the Company has required that I make the covenants contained in this Agreement as a condition to my engagement as an Associate of the Company; and (d) the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and its Affiliates and are reasonable for such purpose. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and its Affiliates and that in the event of such breach, the Company will be entitled, in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law, to equitable relief, including injunctive relief, and to payment by myself of all costs incurred by the Company in enforcing of the provisions of this Agreement, including reasonable attorneys' fees. I agree that should I violate any obligation imposed on me in this Agreement, I will continue to be bound by the obligation until a period equal to the term of such obligation has expired without violation of such obligation.

9.7.            Governing Law. This Agreement will be construed as a sealed instrument and will in all events and for all purposes be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction. Any action, suit or other legal proceeding that I may commence to resolve any matter arising under or relating to any provision of this Agreement will be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within the State of Delaware), and I hereby consent to the jurisdiction of such court with respect to any action, suit or proceeding commenced in such court by the Company.

[Next Page is Signature Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Karla Lunan
Karla Lunan

/s/ Cabell Lolmaugh
TILE SHOP HOLDINGS, INC.
Title: Chief Executive Officer

EXHIBIT B

WAIVER OF CLAIMS AND GENERAL RELEASE

This Waiver of Claims and General Release (the “Release”) is to confirm that the undersigned’s at-will employment with Tile Shop Holdings, Inc. (the “Company”) is terminated effective as of ________________ (the “Termination Date”). Effective as of the Termination Date, by execution of this Release, the undersigned (“you”) hereby relinquish all authority you have to act on behalf of the Company and any of its subsidiaries.

Please read this Release carefully. To help you understand the Release and your rights as a terminated employee, you are advised to consult with your attorney before signing it.

Consistent with the provisions of that certain Employment Agreement by and between you and the Company dated as of December 21, 2021 (the “Employment Agreement”), the Company will provide you with severance pay pursuant to the terms of the Employment Agreement. In consideration for the severance payments and other good and valuable consideration set forth in the Employment Agreement, you hereby agree as follows:

1.            Release. You hereby release and forever discharge the Company and each of its past and present officers, directors, employees, agents, advisors, consultants, successors and assigns from any and all claims and liabilities of any nature by you including, but not limited to, all actions, causes of actions, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), tort, pursuant to statute, or otherwise, that you now have, ever have had or will ever have based on, by reason of, or arising out of, any event, occurrence, action, inaction, transition or thing of any kind or nature occurring prior to or on the effective date of this Release. Without limiting the generality of the above, you specifically release and discharge any and all claims and causes of action arising, directly or indirectly, from your employment at the Company, arising under applicable state, federal and local law, including but not limited to the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plan(s) of the Company), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Equal Pay Act, the Rehabilitation Act, the Americans With Disabilities Act, and any other law, statute, ordinance, rule, regulation, decision or order pertaining to employment or pertaining to discrimination on the basis of age, alienage, race, color, creed, gender, national origin, religion, physical or mental disability, marital status, citizenship, sexual orientation, non-work activities or any other protected class or conduct. Payment of any amounts and the provision of any benefits provided for in this Release do not signify any admission of wrongdoing by the Company or any of its affiliates.

You also agree that if you file, or there is filed on your behalf, a charge, complaint, or action, the payment and benefits described in this Release are in complete satisfaction of any and all claims in connection with such charge, complaint, or action and you waive, and agree not to take, any award of money or other damages from such charge, complaint, or action.

By signing this Release you are not releasing or waiving (a) any vested interest you may have in any employee retirement plan (as defined in ERISA Section 3(2)) by virtue of your employment with the Company; (b) any rights or claims that may arise after the Termination Date; (c) the post-employment payment and benefits described in the third paragraph of this Release; (d) the right to institute legal action for the purpose of enforcing the provisions of this Release; (e) the right to apply for state unemployment compensation benefits; (f) any right you may have to workers’ compensation benefits; (g) any rights you may have under COBRA; (h) the right to file a charge or complaint with a governmental agency such as the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”) or any other federal, state or local governmental agency, subject to the preceding paragraph of this Section 1; (i) the right to communicate with, testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the EEOC, NLRB, OSHA, SEC, or other governmental agency; (j) the right to receive and retain a monetary award from a government-administered whistleblower award program for providing information directly to a governmental agency; and (k) any rights of indemnification or contribution afforded you by the Indemnification Agreement, dated September 6, 2019 between you and the Company, by statute or by common law, including any insurance coverage maintained by or on behalf of the Company.

2.            Opportunity to Consider. You have been advised that you have 21 days from the date on which you received this Release to consider whether you wish to sign it. However, the Company will not accept, and you may not execute, this Release until the Termination Date. You are also advised to consult with an attorney prior to signing this Release. The date on which you received this Release is accurately reflected in Section 10 below.

3.            Opportunity to Rescind. You may cancel this Release as to the release of claims arising under the Minnesota Human Rights Act within 15 days after signing it and as to the release of claims arising under the ADEA within 7 days of signing it. The Release will not become effective or enforceable until both rescission periods have passed. If you decide to rescind the Release you must mail or hand deliver the notice of rescission to: Chief Executive Officer, Tile Shop Holdings, Inc., 14000 Carlson Parkway, Plymouth, Minnesota 55441. If you mail the notice of rescission, the notice must be postmarked within the 15 or 7 day period, as applicable, and must be sent via certified mail, return receipt requested, as addressed above. If you exercise the right to rescind under this Section 3, all other provisions of the Release will immediately be null and void and you will not receive severance pay as described in the Employment Agreement or otherwise.

4.            Confidentiality of this Release. You agree that you will keep the terms of this Release strictly confidential and not disclose, directly or indirectly, any information concerning them to any third party, with the exception of your spouse (if you have a spouse), and financial or legal advisors, provided that they agree to keep such information confidential as set forth herein and not disclose it to others, and except as may be required by court order or legal process.

5.            Breach. You agree that all of the payments and benefits provided for in this Release are subject to termination, reduction or cancellation in the event of your material breach of this Release.

6.            Enforcement. The parties agree that any legal proceeding brought to enforce the provisions of this Release may be brought only in the courts of the State of Minnesota or the federal courts located in Minnesota and each party hereby consents to the jurisdiction of such courts.

7.            Severability. If any of the terms of this Release is held to be invalid and unenforceable, other than the release of claims provided in Section 1, and cannot be rewritten or interpreted by the court to be valid, enforceable and to meet the intent of the parties expressed herein, then the remaining terms of this Release are severable and will not be affected thereby. In the event any aspect of the release of claims in Section 1 is held to be invalid or unenforceable in any respect, the remaining provisions of this Release will be voidable at the option of the Company and you agree to return any payments made and benefits provided by the Company except that nothing in this Release will be construed as permitting the Company to obligate or require tender back of any payments or benefits provided in exchange for your release of ADEA claims.

8.            Miscellaneous. This Release and the Employment Agreement constitutes the entire agreement between the parties about or relating to your termination of employment with the Company, or the Company's obligations to you with respect to your termination and fully supersedes any and all prior agreements or understandings between the parties except for those express provisions contained in the Employment Agreement and the Tile Shop Holdings, Inc. Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement that are intended to survive the termination of the employment relationship.

9.            Representations. You affirm that the consideration for signing this Release is described in the Employment Agreement as referenced herein and that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Release, and that you fully understand the meaning and intent of this instrument. You agree that at all times during your employment you were properly compensated for all hours you worked, that you received all benefits and leave to which you were entitled, and that you suffered no work-related accident, illness or injury. You agree that you will not disparage the Company in any way, nor will you make any public comments or communications that tend to cast the Company, its owners, directors, officers or employees in a negative light. The Company agrees that none of the Company’s officers, owners, directors or management employees will disparage you in any way, nor will the Company’s officers, owners, directors or management employees make any public comments or communications that tend to cast you in a negative light.

You also affirm that you are the legal party in interest in this Release, with legal title to all rights and claims asserted and hereby released; that you have not filed for bankruptcy or assigned or transferred any rights against the Company to any other person or entity; and that you have returned to the Company all of its property in your possession or control, including but not limited to, all documents and materials, whether on computer disc, hard drive, or other form, and all copies thereof that in any way relate to the business of the Company. You further affirm that you have fully complied with the Tile Shop Holdings, Inc. Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement that you signed before beginning employment with the Company.

10. Section 409A and Taxes Generally. This Release is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations, notices and other guidance of general applicability issued thereunder (collectively, “Section 409A”) or an exemption thereunder, and will be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Release, payments provided under this Release may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Release that may be excluded from Section 409A, either as separation pay due to an involuntary separation from service or as a short-term deferral, will be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Release will be treated as a separate payment. Any payments to be made under this Release upon a termination of employment will only be made if such termination of employment constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Release comply with Section 409A and in no event will Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this Release, if on the Termination Date, you are a “specified employee” within the meaning of Section 409A and determined in accordance with Section 409A, any payments and benefits provided under this Release that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to you on account of your separation from service will not be paid until the first payroll date to occur following the six month anniversary of the Termination Date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made during such six-month period will be paid in a lump sum on the Specified Employee Payment Date, without interest, and thereafter, any remaining payments will be paid without delay in accordance with their original schedule. If you die during the six-month period, any delayed payments will be paid to your estate in a lump sum upon your death.

11.            Date of Receipt. You acknowledge that you received this Release on ________________, that you have carefully read this Release, voluntarily agree to all of its terms and conditions, understand its contents and the final and binding effect of this Release, and that you have signed the same as your own free act with the full intent of releasing the Company from all claims you may have against it.

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IN WITNESS WHEREOF, the parties have caused this Release to be duly executed and delivered as of the day and year indicated below.

EMPLOYEE:

Karla Lunan

Date Signed:

TILE SHOP HOLDINGS, INC.:

By:
Name:
Title:	Chief Executive Officer

Date Signed: